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                                                                  Exhibit 12-A



                              CINCINNATI BELL INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Millions of Dollars)
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
                                                                                                                        Six
                                                                                                                       Months
                                                                                  Year Ended                           Ended
                                                                                  December 31,                        June 30,
                                                        ----------------------------------------------------------    --------
                                                            1993       1994           1995      1996          1997      1998
                                                            ----       ----           ----      ----          ----      ----
Earnings
   (a)    Income (loss) before income taxes,
          extraordinary charges and cumulative
          effect of change in accounting principle       $ (55.1)    $ 117.6      $ (19.6)    $ 284.7      $ 296.9    $ 98.7
   (b)    Adjustment for undistributed (income)
          losses of partnerships                             1.3         1.3         (4.5)       (3.4)        (2.1)    (10.9)
   (c)    Interest expense                                  45.8        49.5         52.8        33.9         35.5      28.4
   (d)    One third of rental expense                       23.6        23.9         23.1        27.6         34.4      21.8
                                                       ---------    --------     --------    --------     --------   -------
          Total Earnings                                  $ 15.6     $ 192.3       $ 51.8     $ 342.8      $ 364.7   $ 138.0
                                                       =========    ========     ========    ========     ========   =======


Fixed Charges
   (a)    Interest expense                                $ 45.8      $ 49.5       $ 52.8      $ 33.9       $ 35.5    $ 28.4
   (b)    One third of rental expense                       23.6        23.9         23.1        27.6         34.4      21.8
                                                       ---------    --------     --------    --------     --------   -------
                                                          $ 69.4      $ 73.4       $ 75.9      $ 61.5       $ 69.9    $ 50.2
                                                       =========    ========     ========    ========     ========   =======
Ratio of earnings to  fixed charges                           --        2.62           --        5.57         5.22      2.75

Coverage deficiency                                       $ 53.8          --       $ 24.1          --           --        --
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